STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 15, 2002, is entered into by and among GREENHOLD GROUP, INC., a Florida corporation (the "Purchaser"), and the persons set forth on
Schedule 1 hereof (collectively, the "Sellers"). This Agreement contemplates a transaction in which the Purchaser will purchase all of the issued and outstanding capital stock of DOT(SR), Inc., a Florida corporation ("DOT (SR)"), from the Sellers. In consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                             Terms and Conditions

Section 1.	Definitions.  For purposes of this Agreement, the following
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terms have the meanings set forth below.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

  "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

  "Closing" has the meaning set forth in Section 3.1.

  "Closing Date" has the meaning set forth in Section 3.2.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Confidential Information" means any information, in whatever form or medium, concerning the operations or affairs of the Sellers and Purchaser, including the fact and the content of this Agreement.

  "Contracts" means, collectively, all contracts (including without limitation Government Contracts and Government Subcontracts), agreements, commitments, leases, licenses, instruments, bids, registrations under the Domain and proposals to which DOT(SR) is a party as of the Closing Date, including, without limitation, those listed on Schedule 4.9, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by DOT(SR) and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by DOT(SR).

  "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

  "DOT(SR)" has the meaning set forth in the Preamble to this Agreement.

  "Domain" means that country code top level domain commonly referred to as ".sr."

  "SR Agreement" means that certain Agreement by and between DOT(SR) and Telesur dated May 31, 2001.

  "DOT(SR) Shares" means, collectively, all of the issued and outstanding common stock, $1.00 par value, of DOT(SR).

  "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

  "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

  "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

  "Environmental Laws" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act and (k) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

  "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

  "Government Contracts" means a Contract between a DOT(SR) and any Governmental Entity, including any facilities contract for the use of government-owned facilities.

  "Government Subcontract" means any Contract that is a subcontract between DOT(SR) and any third party relating to a contract between such third party and any Governmental Entity.

  "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title HI of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended,
(c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and
(f) asbestos.

  "Indemnified Party" has the meaning set forth in Section 9.5.

  "Indemnifying Party" has the meaning set forth in Section 9.5.

  "Purchase Price" has the meaning set forth in Section 2.2.

  "Intellectual Property" means, collectively, patents, patent pendings, patent disclosures, trademarks, service marks, trade dress, logos, trade names, the Domain, domain name and/or number licenses or registrations, and copyrights, and all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

  "Knowledge" as used with respect to the Sellers means information known or which should be known by any of the Sellers.

  "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

  "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmens' and similar liens with respect to amounts not yet due and payable,
(b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

  "Losses" has the meaning set forth in Section 9.2(a).

  "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

  "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

  "Purchaser" has the meaning set forth in the Preamble to this
Agreement.
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

  "Purchaser Indemnified Parties" has the meaning set forth in
Section 9.2(a).

  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

  "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

  "Schedule" means, unless the context otherwise requires, the referenced Schedule included in the Disclosure Schedules.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Sellers" has the meaning set forth in the Preamble to this Agreement.

  "Seller Indemnified Parties" has the meaning set forth in
Section 9.3.

  "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

  "Tax Returns" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of Seller's Group.

  "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, productions, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 2.	Basic Transaction.
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2.1	Purchase and Sale of DOT(SR) Shares.  On the terms and
subject to the conditions set forth in this Agreement, at the Closing the Purchaser will purchase from the Sellers, and the Sellers will sell, transfer, assign, convey and deliver to the Purchaser, all right, title and interest in and to DOT(SR) Shares.

2.2	Purchase Price.  On the terms and subject to the conditions
set forth in this Agreement, the Purchaser will pay to Sellers the aggregate purchase price ("Purchase Price") as follows:

        (a) $4,000,000 pursuant to the terms of promissory notes as set forth in Exhibit A.

        (b) Purchaser will issue and deliver to Sellers 1,000,000 shares of Purchaser's common stock, which shall be registered in an SB2 registration statement to be filed with the Securities Exchange

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

Commission within one hundred twenty (120) days of the execution of this Agreement.

Section 3.	Closing and Closing Date.
----------

3.1	Closing.  Subject to the provisions of Section 8, the
consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the law offices of Dana M. Gallup, P.A., 1995 East Oakland Park Boulevard, Suite 350, Oakland Park, Florida, on April 15, 2002, or at such other place or on such other date as the Purchaser and the Sellers may mutually agree.

3.2	Closing Date.  The date on which the Closing actually takes
place is referred to in this Agreement as the "Closing Date." The Closing will be deemed for all purposes under this Agreement to have occurred as of 12:01 A.M., Eastern Standard Time, on the Closing Date.

3.3	Deliveries at the Closing.  At the Closing, (a) the Sellers
will deliver to the Purchaser the various certificates, instruments, documents and agreements referred to in Section 8.1, (b) the Purchaser will deliver to the Sellers the various certificates, instruments, documents and agreements referred to in Section 8.2, (c) the Sellers will deliver to the Purchaser stock certificates evidencing DOT(SR) Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) the Purchaser will deliver to the Sellers the Purchase Price as specified in Section 2.2.

Section 4.	Representations and Warranties of the Sellers.  The
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Sellers, severally and jointly, represent and warrant to the Purchaser that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1	Organization.  DOT(SR) is a corporation duly organized,
validly existing and in good standing under the laws of the State of Florida. DOT(SR) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. DOT(SR) has full corporate power and authority and all Permits and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them.

4.2	Authorization of Transaction.  Each of the Sellers has the
capacity and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers party thereto, enforceable in accordance with its terms and conditions.

4.3	Noncontravention; Consents.

        (a) Neither the execution and delivery of this Agreement nor the consummation by DOT(SR) and the Sellers of the transactions contemplated hereby, will violate any Law to which DOT(SR) or the Sellers are subject or any provision of the charter or bylaws of DOT(SR). Neither the execution and delivery of this Agreement nor the consummation by DOT(SR) or the Sellers of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of DOT(SR) or the Sellers pursuant to, any agreement or commitment to which DOT(SR) or the Sellers are a party or by which DOT(SR), the Sellers or any of their respective properties (including DOT(SR) Shares) is bound or to which DOT(SR), the Sellers or any of such properties is subject.

        (b) DOT(SR) and the Sellers have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to material contracts of DOT(SR) as are required in order to enable the Sellers to perform their obligations under this Agreement, including all consents and approvals required to permit the Sellers to transfer DOT(SR) Shares, and all Contracts and Intellectual Property to the Purchaser. No Contract relating to DOT(SR) has been amended to increase the amount payable by either thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.

4.4	Capitalization.

        (a) Schedule 4.4 sets forth for DOT(SR) (i) the number of shares of authorized capital stock of each class of their capital stock, (ii) the number of issued and outstanding shares of each class of their capital stock, (iii) the number of shares of their capital stock held in treasury, (iv) the names of their directors and elected officers, and (v) the owners of their capital stock. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of DOT(SR) as amended to date. All of the issued and outstanding shares of capital stock or units of DOT(SR) have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.4, the Sellers hold of record and own beneficially all of the outstanding shares of DOT(SR), free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Sellers or DOT(SR) to sell, transfer or otherwise dispose of any capital stock or units of DOT(SR) or that could require either Sellers or DOT(SR) to issue, sell or otherwise cause to become outstanding any of their own capital stock or units. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to DOT(SR). There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of DOT(SR). DOT(SR) is not in default under or in violation of any provision of its charter or bylaws.

4.5	Liabilities.  DOT(SR) has no debt, liabilities or
obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due), other than liabilities and obligations that have arisen in the ordinary course of the operation of DOT(SR) (none of which results from, arises out of, relates to, is the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and which in the aggregate does not exceed $10,000, or as set forth on
Schedule 4.5.

4.6	Subsidiaries.	DOT(SR) does not own or control any direct
or indirect interest or investment (whether equity or debt) in any
Person.
                                       6

4.7	Accounts Receivable.  Schedule 4.7 sets forth all accounts
receivables of DOT(SR). Such accounts receivable are bona fide receivables, representing amounts due with respect to actual transactions in the ordinary course of the operation of DOT(SR).

4.8	Tax Matters.  (i) all material Tax Returns that are
required to be filed by or with respect to DOT(SR), have been duly filed, or, where not so filed, are covered under an extension that has been obtained therefore, (ii) all such Tax Returns are true, complete and correct in all material respects, (iii) all Taxes due and payable by DOT(SR) have been paid in full, (iv) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of DOT(SR), (v) there is no claim or assessment threatened by any taxing authority against Sellers or DOT(SR), (vi) DOT(SR) has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security and employment tax withholding).

4.9	Contracts.

        (a) Schedule 4.9 contains a list of all Contracts, including a schedule of all registrations or understandings with respect to any registration under the Domain, identifying specifically such registrations or understandings that are with Sellers or any party affiliated in any way with Sellers, and all databases related thereto.

         (b) The Sellers have made available to the Purchaser correct and complete copies of each written agreement listed on
Schedule 4.9, as amended to date. Each Contract is a valid, binding and enforceable obligation of DOT(SR) and the other party or parties thereto and is in full force and effect. Except as set forth on
Schedule 4.9, (i) neither DOT(SR) nor, to the Sellers' Knowledge, any other party thereto, is in material breach of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract by DOT(SR), or, to the Sellers' Knowledge, any other party thereto,
(iii) DOT(SR) has not waived or released any of its material rights under any Contract, and (iv) neither DOT(SR), nor the Sellers, have received any communication regarding the validity of any Contract. The execution, delivery and consummation of transactions contemplated by this Agreement shall not constitute a breach or default under, give rise to a right of termination under or otherwise adversely affect any provision of any of the Contracts. Any breach or termination of the agreements referenced in schedule 4.9 by a third-party after the closing, other than as a result of any act or omission by the Sellers or DOT(SR) or to which the Sellers or DOT(SR) have actual knowledge of prior to the Closing, shall in no way affect Purchaser's payment obligation's set forth in Section 2.2.

4.10	Real Property.  DOT(SR) does not hold nor has it ever held
any right, title, interest, lease or sublease in any real property or has any obligations or liabilities in connection therewith.

4.11	Title and Related Matters.  DOT(SR) has, or on the Closing
Date will have, good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens.

The properties and assets owned and leased by DOT(SR) include sufficient tangible personal property to conduct the business and operations of DOT(SR) as presently conducted.

4.12	Intellectual Property.

        (a) Schedule 4.12 hereto sets forth all Intellectual Property owned by DOT(SR) or to which DOT(SR) has the right to use pursuant to valid license, sublicense, agreement or permission. The Intellectual Property set forth on Schedule 4.12 includes all Intellectual Property necessary or desirable for the operations of DOT(SR) as presently conducted. Without limiting the foregoing, DOT(SR) owns the right to commercially exploit the Domain as set forth in the TLD Agreement and such right does not interfere with the rights of, or breach any agreement or contradict any understanding with, any third party. Except as set forth in Schedule 4.12 hereto, with respect to each item of Intellectual Property required to be set forth in Schedule 4.12 hereto:

                (i) DOT(SR) possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;

                (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                (iii)   no action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand is pending or, to the Sellers' Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                (iv) DOT(SR) has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

                (iii) the execution, delivery and consummation of transactions contemplated by this Agreement and the Ancillary Agreements shall not constitute a breach or default under, give rise to a right of termination under or otherwise adversely affect the ability of Purchaser to use the Intellectual Property in conducting the business of DOT(SR) after the Closing Date; and

                (iv) DOT(SR) has not granted any sublicense or similar right with respect to such item of Intellectual Property.

        (b) DOT(SR) has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. DOT(SR) has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of DOT(SR), including the Domain.

4.13	Litigation.  DOT(SR) is not (a) subject to any unsatisfied
judgment order, decree, stipulation, injunction or charge or (b) a party to or, to the Sellers' Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending or, to the Sellers' Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by either DOT(SR) or the Sellers in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon either DOT(SR) or the Sellers' ability to enter into or perform their respective obligations under this Agreement.

4.14	Employee and Employee Benefits.

        (a) Schedule 4.14 hereof sets forth all current and former employees and consultants of DOT(SR). Neither DOT(SR) nor the Sellers maintain or have ever maintained any Employee Benefit Plan with respect to the current or former employees of DOT(SR). Neither DOT(SR) nor the Sellers contribute or has ever contributed, or has ever been required to contribute, to any Employee Benefit Plan with respect to any of the current or former employees of DOT(SR).

        (b) DOT(SR) does not contribute to, nor has it ever contributed to or has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan.

4.15	Environmental Matters.  DOT(SR) has complied in all
material respects with all Environmental Laws in connection with the use, maintenance and operation of all real property in connection with its operations, (b) DOT(SR) has no liability, whether contingent or otherwise, under any Environmental Law with respect to their operations or such properties and such operations do not involve the storage or Release of any Hazardous Materials, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of DOT(SR) have been received by them during the past five years, and (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Sellers' Knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting DOT(SR).

4.16	Legal Compliance.  DOT(SR) has complied in all material
respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Sellers' Knowledge, has been threatened against either DOT(SR) alleging any failure to so comply.

4.17	Insurance.  Schedule 4.17 contains a correct and complete
list of all policies of insurance under which either DOT(SR) or any of its properties or assets are insured. All such policies are in full force and effect, are sufficient for compliance by DOT(SR) or Sellers with all applicable requirements of Law and all agreements to which DOT(SR) or Sellers are a party or subject.

4.18	Bank Accounts and Powers.  Schedule 4.18 lists each bank,
trust company, savings institution, brokerage firm, mutual fund or other financial institution with which DOT(SR) has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. Schedule 4.18 lists the names of each Person holding powers of attorney or agency authority from DOT(SR) and a summary of the terms thereof.

4.19	Brokers' Fees.  Neither DOT(SR) nor the Sellers nor anyone
acting on behalf of any of them, has done anything to cause or incur any liability to any party for any brokers' fees or the like in connection with this Agreement or any transaction contemplated hereby and Purchaser shall have no liability for any such fees, expenses, or the like in connection with this Agreement or any transaction contemplated hereby.

4.20	Full Disclosure.  No representation or warranty of the
Sellers contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that the Sellers have not disclosed to the Purchaser in writing that the Sellers presently believe has or will have a material adverse effect on DOT(SR) or a material adverse effect on the ability of DOT(SR) or the Sellers to perform this Agreement and the Ancillary Agreements to which any of them are a party.

Section 5.	Representations and Warranties of the Purchaser.  The
----------
Purchaser represents and warrants to the Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

5.1	Organization.  The Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the State of Florida.

5.2	Authorization of Transaction.  The Purchaser has full power
and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions.

5.3	Noncontravention: Consents.

        (a) Neither the execution and the delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, will violate any Law to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with or constitute or create a default under, any agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or to which the Purchaser or any of such properties is subject.

        (b) The Purchaser has given all required notice and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Purchaser to perform its obligations under this Agreement.

5.4	Litigation.  There are no judicial or administrative
actions, proceedings (including bankruptcy proceedings) or investigations pending or, to the Purchaser's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with this Agreement or that, if adversely determined, would have an adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement.

5.5	Brokers' Fees.  The Purchaser has no liability or
obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which DOT(SR) or the Sellers could become liable or obligated.

5.6 	Registration of shares of Common Stock.  Purchaser hereby
warrants and represents that the shares received by the Sellers will be registered in an SB2 registration statement to be filed with the Securities Exchange Commission within one hundred twenty (120) days of the execution of this Agreement.

Section 6.	Pre-Closing Covenants.  The parties agree as follows with
----------
respect to the period between the date of this Agreement and the Closing Date.

6.1	General.  Each of the parties will use its reasonable best
efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 8).

6.2	Notices and Consents.  The Sellers, prior to the Closing
Date, will give all notices to third parties and will use their reasonable best efforts at their expense to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement, and will make all further filings pursuant thereto that may be necessary, proper or advisable.

6.3	Conduct Business in Regular Course.  The Sellers will cause
DOT(SR) to maintain the properties used or held for use in their businesses in good operating condition and repair and make all necessary renewals, additions and replacements thereto, will cause DOT(SR) to carry on their operations substantially in the same manner as heretofore conducted and will not cause or permit DOT(SR) to make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

6.4	No General Increases.  Except in the ordinary course of
business consistent with past practice, (a) the Sellers will not cause or permit DOT(SR) to grant any general or uniform increase in the rates of pay of employees of DOT(SR), nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment, and (b) the Sellers will not cause or permit DOT(SR) to increase the compensation payable or to become payable to officers, employees or agents of DOT(SR), or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents, except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement.

6.5	Contracts and Commitments.  The Sellers will not cause or
permit DOT(SR) to tender any bid, enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with the Sellers or any division, unit or Affiliate of the Sellers, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of DOT(SR).

6.6	Dividends and Distributions.  The Sellers will not cause or
permit DOT(SR) to declare or pay any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital stock.

6.7	Sale of Capital Assets.  The Sellers will not cause or
permit DOT(SR) to sell or otherwise dispose of any of its capital assets.

6.8	Preservation of Organization.  The Sellers will cause
DOT(SR) to use their best efforts to preserve their business organizations intact, to keep available to DOT(SR) after the Closing Date the present officers and employees of DOT(SR) and below, to preserve the present relationships of DOT(SR) with their suppliers and customers and others having business relations with DOT(SR).

6.9	No Default.  The Sellers will not cause or permit DOT(SR)
to commit or omit to take any act which will cause a termination of or breach or default under any contract, commitment or obligation to which DOT(SR) is a party or by which its assets are bound, including the Contracts.

6.10	Compliance with Laws.  The Sellers will cause DOT(SR) to
comply in its operations in all material respects with all applicable Laws or as may be required for the valid and effective transfer to the Purchaser of the DOT(SR) Shares.

6.11 Full Access. The Sellers will permit representatives of the Purchaser to have full access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to DOT(SR).

6.12	Notice of Developments.  The Sellers will give prompt
written notice to the Purchaser of any material development affecting either DOT(SR). Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

6.13	Exclusivity.  The Sellers and their respective Affiliates
will not, and will not cause or permit DOT(SR) to, solicit, initiate or encourage the submission of any proposal or offer from any Person, or negotiate any unsolicited offer or proposal, relating to any
(a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or
(d) similar transaction or business combination involving DOT(SR). The Sellers will notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

6.14	Debt Obligations.  Prior to the Closing Date, the Sellers
shall cause DOT(SR) to repay in full all Indebtedness of DOT(SR) and otherwise satisfy all debt obligations of DOT(SR), including obtaining acknowledgement of the release of all Liens against the business or assets of DOT(SR) and causing the filing of termination statements with respect to any outstanding UCC-1 financing statements naming DOT(SR) as a debtor, except indebtedness to the Sellers as set forth in DOT(SR) financial statements, which shall be repaid in full by August 1, 2002.

6.15	Tax Matters.  No new elections with respect to Taxes, or
any changes in current elections with respect to Taxes, relating to or affecting DOT(SR) will be made by DOT(SR) or the Sellers after the date of this Agreement without the prior written consent of the Purchaser. On or prior to the Closing Date, the Sellers will provide the Purchaser, at the Purchaser's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve the Purchaser of any obligation to withhold or escrow any portion of the Purchase Price. On or prior to the Closing Date, the Sellers will furnish to the Purchaser an affidavit stating, under penalty of perjury, DOT(SR)'s and each of the Sellers' United States tax identification numbers and that none of the Sellers is a foreign person, pursuant to
Section 1445(b)(2) of the Code.

Section 7.	Post-Closing Covenants.  The parties agree as follows with
----------
respect to the period following the Closing Date.

7.1	General.  In case at any time after the Closing Date any
further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Section 9).

7.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving DOT(SR), the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Section 9).

7.3	Confidential Information.  For a period of ten years after
the Closing Date, the Sellers will treat and hold as such, and will not use for the benefit of themselves or others, any Confidential Information. In the event the Sellers or any of their respective Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the relevant Seller will notify the Purchaser promptly in writing of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with this Section 7.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Sellers are, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Sellers may disclose such Confidential Information to such Governmental Entity, provided, that the Sellers will use their reasonable best efforts to obtain at the request of the Purchaser an order or other assurance that confidential treatment will be accorded to such Confidential Information.

7.4	Post-Closing Receipts.  In the event that either party
after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

7.5	Control of Litigation.  Notwithstanding anything to the
contrary herein and without waiver of any rights of Purchaser contained herein, including without limitation indemnification rights under Section 9.2 hereof, in the event of any claim, suit, action or other proceeding (collectively, "Claims") made by any governmental or third party entity relating to or arising out of in any manner the Domain, including any dispute as to ownership thereof, Purchaser shall have the sole right (i) to control the defense, settlement or any other resolution of such Claims and all matters related thereto, and
(ii) to make any and all communications or disclosures to such party making the Claims, any and all other third parties and the public. Sellers shall not (i) make any communications or disclosures with respect to any such Claims, (ii) participate in any defense, settlement or resolution of the Claims or (iii) be entitled to any notice thereof.

Section 8.	Closing Conditions.
----------

8.1	Conditions to Obligation of the Purchaser.  The obligation
of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (a) the representations and warranties of the Sellers set forth in Section 4 will be true and correct in all material respects at and as of the Closing Date;

        (b) the Sellers will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

        (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Purchaser following the Closing Date to own DOT(SR) Shares or to control DOT(SR), or (iv) affect materially and adversely, the right of DOT(SR) to own their assets or to operate their businesses as presently operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

        (d) the Sellers will have obtained all consents, releases, waivers and other documentation required in order for the Sellers to transfer and deliver DOT(SR) Shares to the Purchaser and fulfill their other obligations hereunder;

        (e) the Sellers will have delivered to the Purchaser a certificate to the effect that each of the conditions specified above are satisfied in all respects;

        (f) the Purchaser shall have received an opinion of counsel, such counsel or counsels being licensed to practice law in the State of Florida, to the Sellers in form and substance reasonably acceptable to the Purchaser;

        (g) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.
The Purchaser may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2	Conditions to Obligation of the Sellers.  The obligation of
the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

        (a) the representations and warranties of the Purchaser set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date;

        (b) the Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

        (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

        (d) the Purchaser will have delivered to the Sellers a certificate to the effect that each of the conditions specified above is satisfied in all respects;

        (e) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

Section 9.	Remedies for Breaches of this Agreement.
----------

9.1	Survival of Representations and Warranties.  All of the
representations and warranties of the Sellers contained in Section 4 of this Agreement or in any certificate delivered by the Sellers pursuant to this Agreement will survive the Closing and continue in full force and effect until the second anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction) and 4.4 (Capitalization) shall continue in full force and effect forever; and (b) the representations and warranties contained in Sections 4.8 (Tax Matters) or 4.14 (Employees and Employee Benefits), or contained in any certificate delivered by the Sellers relating thereto, shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time.

9.2	Indemnification Provisions for Benefit of the Purchaser.
Notwithstanding any investigation at any time made by or on behalf of the Purchaser or any knowledge or information the Purchaser may have or be deemed to have, in the event the Sellers breach (or in the event a third party alleges facts that, if true, would mean the Sellers have breached) (a "Breach") any of their representations, warranties or covenants contained in this Agreement or any certificate delivered by the Sellers pursuant to this Agreement, and provided that the Purchaser makes a written claim for indemnification against the Sellers prior to the expiration of any applicable survival period, then the Sellers will indemnify the Purchaser from and against any actual losses, expenses (including reasonable attorneys', accountants' an experts' fees and expenses) and damages (collectively, "Losses"), excluding consequential, liquidated, indirect or special damages suffered or incurred by the Purchaser or any of its Affiliates (including DOT(SR)), or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Purchaser Indemnified Parties"), resulting from, arising out of, relating to, in the nature of or caused by such Breach (including any Losses suffered or incurred by any Purchaser Indemnified Party with respect to such breach after the expiration of any applicable survival period). The liability of the Sellers hereunder for all Losses for which any of them are liable shall be joint and several. Notwithstanding anything contained in this Agreement to the contrary, the entire, aggregate liability of the Sellers to all Purchaser Indemnified Parties hereunder, whether personal or otherwise, other than Losses resulting from or arising out of a breach of Section 4.12 here of, shall in no event exceed the Purchase Price.

9.3	Indemnification Provisions for Benefit of the Sellers.
Notwithstanding any investigation at any time made by or on behalf of the Sellers or any knowledge or information the Sellers may have or be deemed to have, in the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties or covenants contained in this Agreement, any certificate delivered by the Purchaser pursuant to this Agreement and provided that the Sellers make a written claim for indemnification against the Purchaser, then the Purchaser will indemnify the Sellers and against the entirety of any Losses the Sellers, (collectively, the "Seller Indemnified Parties"), may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by such breach.

Notwithstanding anything contained in this Agreement to the contrary, the entire, aggregate liability of the Purchaser to all Seller
Indemnified Parties hereunder shall in no event exceed the Purchase
Price.

9.4	Exception to Limits on Indemnification.  The maximum limits
on the liability of Sellers to Purchaser set forth in Section 9.2 above shall not apply in the event of a breach by Sellers of their obligation to deliver all of the issued and outstanding DOT(SR) Shares pursuant this Agreement. The maximum limits on the liability of Purchaser to Sellers set forth in Section 9.3 above shall not apply in the event of a breach by Purchaser of its obligation to pay the Purchase Price pursuant to this Agreement.

9.5	Indemnification Procedures.  Except for claims for
indemnification made as a result of Claims under Section 7.5 hereof, which Claims shall be governed by the procedures set forth in such Section and shall nevertheless be subject to the indemnification obligations under Section 9.2 hereof, if any third party notifies any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 9, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter
(a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Notwithstanding anything to the contrary herein, Sellers shall not make any communications or disclosures to any third-party or the public regarding any claims, actions or matters giving rise to the indemnification under this Section 9 or the defense, settlement or resolution thereof, without the prior written consent of Purchaser.

9.6	Right of Set-Off.  In the event of any Losses or a breach
of this Agreement or any of the Ancillary Agreements by Sellers, Purchaser shall have the right, without any notice, presentment or consent of Sellers, to set off such Losses or any liabilities resulting from such breach against any then unpaid balance of the Purchase Price.

9.7	Remedies for Payment Default.  In the event that Purchaser
fails to make any payment as required in this Agreement other than pursuant to the set-off rights under Section 9.6 above, and after proper notice and an opportunity to cure the default as set forth below, the contractual rights as set forth in the SR Agreement shall revert back to a company, Register.sr, Inc., controlled by the Sellers as designated by the Sellers. Upon exercise of Sellers' reversion rights hereunder, Purchaser shall take reasonable measures to transfer the SR Agreement to Register.sr, Inc. Prior to the reversion of contractual rights as described hereunder, Sellers shall provide Purchaser with notification of default and will further provide Purchaser thirty (30) days from the date upon which the notice is sent by Sellers to cure the default. In the event of a reversion under this Section 9.7, any and all liabilities and Losses for any and all breaches by or claims against Purchaser under this Agreement, including pursuant to Purchaser's indemnification obligations under
Section 9.3 of this Agreement, shall be fully satisfied by such reversion and Purchaser shall have no further liability under this Agreement thereafter; provided, however, Sellers may continue to recover the Purchase Price, payment of which shall be deemed accelerated and immediately due and owing in its entirety upon default of the Purchaser as set forth herein.

Section 10.	Miscellaneous.
-----------

10.1	Press Releases and Announcements.  No party will issue any
press release or announcement relating to the subject matter of this Agreement without the prior approval of the other party; provided, that the Purchaser may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

10.2	Expenses: Transfer Taxes.  Each of the parties hereto will
bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Sellers shall be solely responsible for the payment of all sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of DOT(SR) Shares to the Purchaser or to any other transaction contemplated by this Agreement.

10.3	Remedies.  Any party having any rights under any provision
of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

10.4	Consent to Amendments.  The provisions of this Agreement
may be amended or waived only by a written agreement executed and delivered by the Sellers and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

10.5	Successors and Assigns.  No party hereto may assign or
delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto; provided, that the Purchaser may without the written consent of DOT(SR) or the Sellers assign its rights under this Agreement to one or more Affiliates of the Purchaser or to any Person acquiring all or substantially all of the stock or assets of DOT(SR) from the Purchaser. No assignment by the Purchaser pursuant to the proviso of the preceding sentence will release the Purchaser of any of its obligations under this Agreement or waive or release any right or remedy the Sellers may have against the Purchaser hereunder. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

10.6	Severability.  Whenever possible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.7	Counterparts.  This Agreement may be executed
simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same
Agreement.

10.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.9	Notices.  All notices, demands or other communications to
be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

        If to the Purchaser:    John D. Harris
                                Greenhold Group, Inc.
                                1995 East Oakland Park Boulevard, Suite 350
                                Oakland Park, FL 33306
                                Fax: (954) 564-2132

        With a copy (which will not constitute notice) to:

                                Law Offices of Dana M. Gallup, P.A.
                                1995 East Oakland Park Boulevard, Suite 350
                                Oakland Park, FL 33306
                                Fax: (954) 564-2132
                                Attn:	Dana M. Gallup, Esq.

        If to the Sellers:      John D. Harris
                                1995 Oakland Park Boulevard, Suite 350
                                Oakland Park, Florida 33306
                                Fax no:  (954) 564-2132

        With a copy (which
        will not constitute
        notice) to:		Law Offices of Dana M. Gallup, P.A.
                                1995 Oakland Park Blvd. Suite 350
                                Oakland Park, Florida 33306
                                Fax no: (954) 564-2132
                                Attn:  Dana M. Gallup, Esq.

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

10.10	No Third-Party Beneficiaries.  This Agreement will not
confer any rights or remedies upon any Person other than the Sellers and the Purchaser and their respective successors and permitted assigns.

10.11	Entire Agreement.  This Agreement (including the documents
referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral that may have related in any way to the subject matter hereof.

10.12	Construction.  The language used in this Agreement will be
deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including" without limitations and is intended by the parties to be by way of example rather than limitation.

10.13	Incorporation of Exhibits and Schedules.  The Exhibits and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14	GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION,
VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF FLORIDA.

10.15	Venue.  Any action brought by either party to enforce this
agreement or remedy a breach thereof shall be brought exclusively in the Seventeenth Judicial Circuit in and for Broward County, Florida.

10.16	Attorneys' Fees And Costs.  In the event that any action is
brought to enforce the terms of this agreement or to remedy a breach thereof, the prevailing party shall be entitled to the recovery of reasonable attorneys' fees and costs from the non-prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

                                           PURCHASER:

                                           GREENHOLD GROUP, INC.


                                           By:/s/ John Harris
                                              ---------------
                                           John D. Harris
                                           Its: President


                                           SELLERS:


                                           By:/s/ John Harris
                                              ---------------
                                              John D. Harris


                                              /s/ Dana M. Gallup
                                              ------------------
                                              Dana M. Gallup


                                              /s/ Mitchell Tjinadjie
                                              ----------------------
                                              Mitchell Tjinadjie

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Exhibit A: Promissory Note

                                       22

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                                   Schedule 1

                                     Sellers


                              Number of           Allocation of
Name                        DOT(SR) Shares        Purchase Price
                                                  (Percentage)


John D. Harris                 100                     25%
Dana M. Gallup                 100                     25%
Mitchell Tjinadjie             200                     50%
        Total                  400                    100%

                  Schedule 4.4  Capitalization of DOT(SR)
                  ---------------------------------------

1.	Number of shares of authorized capital stock:
        10,000,000 common stock

2.	Number of issued and outstanding shares of each class of
        capital stock:
        400 shares common stock

3.	Number of shares of capital stock held in treasury
        9,999,600

4.	Names of directors and elected officers

John D. Harris		President, Treasurer, Vice President, Secretary

5.	Owners of capital stock.

(a)	Shareholder				Shares
Dana M. Gallup                                  100
John D. Harris                                  100
Mitchell Tjinadjie                              200



                                       24

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                            Schedule 4.5 Liabilities
                            ------------------------

                         Schedule 4.7 Accounts Receivable
                         --------------------------------

                 Schedule 4.9 Material Contracts and Registrants
                 -----------------------------------------------

1.  SR Agreement between DOT(SR), Inc. and Telesur dated May 31, 2001.

2. Registrar Agreements providing for the procurement of registrations under the .sr Domain.

3.  Employment Agreement with Steve Correia dated ____________.

                                       27

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                      Schedule 4.12 Intellectual Property
                      -----------------------------------

None

                                       28

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                     Schedule 4.14 Employees and Conultants
                     --------------------------------------

                        Schedule 4.17 Insurance Policies
                        --------------------------------

None

                          Schedule 4.18 Bank Accounts
                          ---------------------------

DOT(SR):	Suntrust Bank
                Account No:
		Signers:	John D. Harris

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